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                                                              EXHIBIT 99.(a)(14)

Exhibit (a)(14)
[E-mail Communication to BroadVision, Inc. Employees, dated May 4, 2001.]

                    CONFIRMATION OF FOCAL STOCK OPTION AWARD


                                CONGRATULATIONS!

This e-mail is intended to serve as the official confirmation that you have been selected for the grant of a Focal Stock Option.

As you are aware this is the first year BroadVision has conducted a focused review of all employees for consideration of a stock option grant based on past performance and anticipated future contribution. We called it the Focal Stock Option Grant Program. The executive management team was given a set number of shares to allocate to their top performers. During this process your manager has allocated some of these stock option shares for you as a reward for your performance and as an incentive for your future efforts.


Your Focal Stock Option Award will cover:  XXXXX Shares

GRANT DATE FOR FOCAL STOCK OPTIONS

The timing of this grant will depend on whether you elect to exchange any of your current stock options under the Stock Option Exchange Program previously announced.

     - If you elect to exchange one or more of your current options under the Stock Option Exchange Program your Focal Stock Option Award will be granted on the same date as your replacement option (i.e., November 27, 2001 unless the deadline for the Stock Option Exchange Election is extended). However, your Focal Stock Option will begin vesting as of May 1, 2001.

     - If you do not elect to exchange any of your current options under the Option Exchange Program your Focal Stock Option Grant will be granted on May 25, 2001 (unless the deadline for the Stock Option Exchange Election is extended) and will be begin vesting May 1, 2001.

VESTING OF FOCAL STOCK OPTIONS

Your Focal Stock Option will vest in monthly installments over a four-year period, beginning May 1, 2001. However, if your first day of employment with a BroadVision company was after November 2000, your Focal Stock Option will not first vest until the first day of the month in which the first anniversary of your employment start date occurs.

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Please refer to the http://optionexchange.broadvision.com/home website for more information about the impact of the Stock Option Exchange Program on the timing of the grant of Focal Stock Options.